EXHIBIT 10.15

[FAGEN ENGINEERING LETTERHEAD]
March 12, 2007

Mr. Robert Ferguson
President
Heron Lake Bio Energy, LLC
P.O. Box 198
Heron Lake, Minnesota 56137-0198

RE:	Environmental Compliance Support
Heron Lake, Minnesota

Dear Bob:

As per our agreement at Friday’s board meeting, Fagen Engineering, LLC will proceed with the following tasks as outlined in our proposal dated February 19, 2007. Fagen will perform the listed tasks on a time and material basis. Our estimated cost to complete each task is listed below, but actual costs will be tracked and can be reported on a monthly or task by task basis. Fagen agrees not to exceed the budget without prior approval from the Heron Lake Bio Energy.

APPROVED TASKS

New Source Performance Standard (NSPS) Notifications	$1,000 to $1,500

Fagen will prepare all required NSPS notifications and submit to the MPCA on behalf of HLBE. The required reporting timeframe for commencement of construction of the tanks and piping in light liquid service and the BFB Coal Combustor expired prior to execution of this agreement, but after-the-fact notifications have been submitted.

Industrial Storm Water Pollution Prevention Plan	$2,500 to $5,000

Fagen will develop a site specific Industrial Storm Water Pollution Prevention Plan for HLBE and deliver a final copy prior to facility start-up. Fagen can also provide the initial training associated with SWPPP implementation, if requested. SWPPP implementation and performance of the required onsite inspections and filing of incidence reports are considered outside of this scope.

Risk Management Plan	$1,500 to $2,500

Section 112 ( r ) of the Clean Air Act requires that facilities storing regulated toxic or flammable materials above a certain threshold quantities prepare and submit a Risk Management Plan (RMP) to the Federal Government and State and local emergency responders. Fagen will prepare a Risk Management Plan for the HLBE facility and assist with submittal to the appropriate agencies prior to plant start-up. Fagen will also work with plant management to facilitate coordination with local emergency response officials.

Spill Prevention. Control. and Countermeasure Plan	$6,000 to $10,000

Fagen will prepare the HLBE Spill Prevention Control and Countermeasure (SPCC) Plan in accordance with EP A 40 CFR Part 11 0 and evaluate the need for a Facility Response Plan (FRP). If it is determined that an FRP is required, Fagen will develop the Plan and incorporate it into the SPCC Plan accordingly. The SPCC Plan and FRP will be prepared under the direction of a licensed professional engineer (PE), as per Federal regulations. Fagen will also provide assistance to HLBE with SPCC/FRP Plan implementation.

Alcohol and Tobacco Tax and Trade Bureau Permit	$750 to $1,000

The Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB), requires that ethanol plants obtain an Alcohol Fuel Producer permit prior to commencing operations. Fagen will assist HLBE in preparing this application and submitting to the TTB in order to secure the permit in advance of anticipated facility start-up.

Where appropriate, Fagen is willing to assist with additional activities or provide any services not specifically included in this scope of work and will gladly provide an amendment to this proposal and a revised cost estimate.

Please sign below and return an executed copy to my attention. Thank you again for this opportunity to assist you.

Sincerely,
FAGEN ENGINEERING, LLC

/s/ M Rutledge
Michael Rutledge
Department Head
Environmental Services

AUTHORIZATION TO PROCEED:

By:	Robert J. Ferguson
/s/ Robert J. Ferguson

Signature of authorized representative

President Board of Governors

3/14/07